Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 27, 2011, with respect to the financial statements of E-conolight, LLC as of December 26, 2010 and for the period from March 29, 2010 through December 26, 2010 included on the Form 8-K/A of Cree, Inc. filed on October 19, 2011, which is incorporated by reference in this Registration Statement on Form S-8 pertaining to the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (as amended) (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Milwaukee, Wisconsin
January 27, 2012